Exhibit 10.3

Execution Version
SELLERS’ NOTE
* * *
THE TRANSFER, SALE AND ASSIGNMENT OF THIS NOTE ARE SUBJECT TO RESTRICTIONS. NO TRANSFER, SALE OR ASSIGNMENT OF THIS NOTE SHALL BE EFFECTIVE UNLESS MADE IN COMPLIANCE WITH THE PROVISIONS HEREOF AND PROPERLY REFLECTED IN THE REGISTER.

CONCENTRIX CORPORATION

PROMISSORY NOTE

€700,000,000                                    September 25, 2023
This Promissory Note (this “Note”) is entered into as of the date set forth above by and among:
(a) Concentrix Corporation, a Delaware corporation (the “Maker”),
(b) (i) Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895 (“Sapiens”), (ii) FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), (iii) FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”, and together with FINPAR V and Sapiens, the “GBL Noteholders”),
(iv) Olivier Duha, (v) Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), (vi) Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”, and together with Olivier Duha and Liberty Management, the “OD Noteholders”),
(vii) Frédéric Jousset, and
(viii) each other Person listed on Schedule I (such Persons, the “PoA Noteholders”, together with the GBL Noteholders, the OD Noteholders, Frédéric Jousset, or any registered assign thereof from time to time, collectively, the “Noteholders” and each a “Noteholder”) and
(c) Sandrine Asseraf, as the representative of the PoA Noteholders (the “PoA Seller Representative”)

in order to evidence loans deemed to have been extended by the Noteholders to the Maker in the aggregate principal amount of €700,000,000 for purposes of financing, in part, the acquisition of the Acquired Shares in execution of a delegation of payment by Purchaser to the Maker of the relevant consideration due by Purchaser for the acquisition of the Acquired Shares. Capitalized terms used in this Note shall have the meanings ascribed thereto in Exhibit A attached hereto or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.
FOR VALUE RECEIVED, the Maker hereby promises to pay to the Noteholders, on the second anniversary of the Closing Date (the “Maturity Date”) the outstanding principal amount of this Note, and all accrued and unpaid interest thereon, and to pay interest on such principal amounts as provided in Section 2 hereof. The initial amount owed to each Noteholder as of the date hereof is set forth opposite to the name of such Noteholder on Schedule I. The Maker shall make all cash payments due on this Note by wire transfer in immediately available funds to the Exchange Agent, or other paying agent acceptable to the Maker and the Required Noteholders for payment to each Noteholder, or if not to the Exchange Agent or other paying agent acceptable to the Maker and the Required Noteholders, directly to such Noteholder by wire transfer in immediately available funds in accordance with the written instructions provided by such Noteholder to the Maker; provided that all cash payments payable to Frédéric Jousset under this Note shall be paid consistent with Schedule 2.5 of the Parent Disclosure Schedule under the Purchase Agreement.
1.THE NOTE
This Note is the Sellers’ Note issued pursuant to Section 1.1(a) of the Purchase Agreement.
2.INTEREST PROVISIONS
From and including the date hereof through but excluding the Maturity Date, interest on this Note shall accrue on the unpaid principal amount of this Note outstanding from time to time at a rate per annum equal to 2.0% (the “Interest Rate”).
All accrued interest shall be paid on the earlier of (i) the Maturity Date and (ii) the date of any prepayment, redemption or repurchase of all or any portion of the Note (in the case of this clause (ii), solely with respect to accrued and unpaid interest on the principal amount of this Note so prepaid, redeemed or repurchased). All interest hereunder shall be paid in cash in Euros and shall be computed on the basis of a year of 365 or 366 days, as applicable, and in each case shall be payable for the actual number of days elapsed in the relevant calculation period (including the first day but excluding the last day). Notwithstanding any provisions of this Note, in no event shall the amount of interest paid or agreed to be paid by the Maker exceed an amount computed at the highest rate of interest permissible under Law. Any accrued interest not previously paid shall be paid in full, in cash at such time as all remaining unpaid principal on this Note is paid in accordance with this Note.
If any Event of Default (as defined below) has occurred and is continuing, then, for so long as such Event of Default is continuing, to the extent permitted by applicable Law, the Interest Rate shall increase by 2.0% per annum.
3.PAYMENT PROVISIONS
The Maker covenants that so long as this Note is outstanding:
3.1    Payment at Maturity of the Note. On the Maturity Date, or on any accelerated maturity of the Note, the Maker will pay the principal amount of the Note then owing, together with all accrued and unpaid interest thereon and all other amounts due with respect hereto (if any) in cash.
3.2    Optional Redemption. The Maker may at any time and from time to time redeem this Note, in whole or ratably in part, at any time without premium or penalty at a price equal to 100% of the principal amount of the Note so redeemed, together with all accrued and unpaid interest on the principal amount of the Note so redeemed. Any portion of this Note which is redeemed shall not be reissued or reborrowed.
3.3    Notice of Optional Redemption. Notice of each optional redemption of the Note pursuant to Section 3.2 hereof shall be given in accordance with Section 9.1 hereof not fewer than three (3) Business Days before the redemption date, in each case by notice to the Required Noteholders, for further distribution to each Noteholder, which such notice (a) shall be irrevocable but may be conditional to the extent specified by the Maker therein (including, upon the prepayment of indebtedness, the consummation of a specified transaction, or as otherwise specified in such notice) and (b) specifies, (i) the date of redemption, the aggregate principal amount of the Note held by each Noteholder on such date, (ii) the aggregate principal amount of the Note held by such Noteholder of the Note to be redeemed on such date, and (iii) the accrued interest applicable to such redemption. The proceeds of any optional repurchase shall be applied in accordance with Section 3.6.
3.4    Payment of Redemption Price. Upon each optional redemption of the Note, in whole or in part, the Maker will, unless the conditions to redemption set forth therein are not satisfied, pay to the Exchange Agent (or as otherwise specified in the “for value received” paragraph above) in cash the principal amount of the Note to be redeemed as set forth in the notice delivered pursuant to Section 3.3 hereof, together with unpaid interest in respect thereof accrued to and including the redemption date (the “Redemption Price”), by wire transfer of immediately available funds to the Exchange Agent. On any redemption date, if requested by the Maker, the holder, custodian or similar Person then in possession of this Note will make a notation on Schedule I reflecting the amount of principal so redeemed.
3.5    Mandatory Repurchases
3.5.1.Upon a Change of Control. Upon the occurrence of a Change of Control, the Maker shall repurchase the outstanding Note in cash, without premium or penalty, at a price equal to 100% of the entire unpaid principal amount of the Note, together with all accrued and unpaid interest thereon through the date of repurchase and all other amounts due with respect hereto (if any) in cash (the “Repurchase Price”). The provision of notice and payment of the Repurchase Price pursuant to this Section 3.5 will be conducted in the same manner as the provision of notice and payment of the Redemption Price provided in Sections 3.3 and 3.4 above. The proceeds of any mandatory repurchase shall be applied in accordance with Section 3.6.
3.5.2.Net Cash Proceeds of Note Refinancing. If, after the Closing Date, the Maker actually receives net cash proceeds (for the avoidance of doubt, after retiring any other Indebtedness required by its terms to be repaid, prepaid, refinanced, redeemed or otherwise satisfied with such proceeds, and net of all fees and out-of-pocket expenses incurred by the Maker or any of its subsidiaries in connection with such transaction, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees) in excess of $500,000,000 in the aggregate from the issuance of any debt securities or instruments or the incurrence of other debt for borrowed money (including, without limitation, convertible debt securities, debt instruments with warrants or secured or unsecured, senior, non-senior, or subordinated debt instruments, whether in the form of notes, loans, or credit facilities) pursuant to a refinancing transaction whose stated purpose is to refinance all or a portion of this Note, the Maker shall repurchase this Note in cash, in whole or ratably in part, within ten (10) Business Days after receipt of such net cash proceeds, in an amount equal to 100% of any net cash proceeds actually received in such refinancing, not to exceed the amount payable pursuant to this Note.
3.6     Application of Payments. All payments made by the Maker hereunder shall be applied: (a) first, to the payment of all reasonable and documented costs and expenses then due to the Noteholders from the Maker in connection with the collection in respect of this Note following the occurrence and during the continuation of any Event of Default, including, without limitation, all court costs and documented fees and expenses of its agents and legal counsel and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder, (b) second, to the payment of the accrued and unpaid interest then due and payable under this Note in connection with any payment, prepayment, redemption or repurchase, as applicable, (c) third, to the payment, prepayment, redemption or repurchase of the principal then due and payable under this Note, as applicable, on the Maturity Date (or the date on which this Note is otherwise redeemed or repurchased pursuant to Section 3.2 or Section 3.5). Any repayment, prepayment, repurchase or redemption of this Note may only be made in connection with the repayment, prepayment, repurchase or redemption of all Noteholders on a pro rata basis based on their respective initial principal amounts specified on Schedule I.
4.REPRESENTATIONS AND WARRANTIES
The Maker hereby represents and warrants to the Noteholders that on and as of the date hereof:
4.1    The Maker is a duly organized, validly existing and in good standing under the Laws of Delaware.
4.2    The Maker is duly authorized to execute, deliver and perform its obligations under this Note. The execution, delivery and performance of this Note, and the performance of the transactions contemplated hereby, including, without limitation, the issuance and repayment of this Note, do not (i) require any consent or approval of any holders of the equity interests of Maker, other than those already obtained; (ii) conflict with or violate any provisions of Maker’s certificate of incorporation, its by-laws or any shareholders’ agreement or equivalent, (iii) contravene or conflict with any provision of any material agreement, indenture, instrument, order or decree that is binding upon Maker or its Subsidiaries or (iv) violate or cause a default under any material applicable Law.
4.3    This Note is a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
4.4    There is no pending or threatened legal proceeding affecting the Maker which materially and adversely affects the legality, validity or enforceability of this Note.
The Maker further acknowledges and agrees that (i) it will derive substantial direct and indirect benefits (financial or otherwise) from consummation of the transactions contemplated by the Purchase Agreement; (ii) desires to induce the Noteholders to enter into the Purchase Agreement; and (iii) has received good and valuable consideration in connection with its entering into this Note.

5.COVENANTS
5.1    The Maker shall not, at any time, renew, amend, extend, or otherwise modify the terms and provisions of any Material Indebtedness nor shall the Maker enter into any other Material Indebtedness (by way of refinancing or otherwise), if such action shall add any direct restrictions on the right of the Maker to make payments on or in respect of this Note.
5.2    As soon as possible and in any event within three (3) Business Days after it becomes aware that a Default or Event of Default has occurred, the Maker shall notify the Required Noteholders in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.
5.3    Maker shall not agree, consent, permit or otherwise undertake to amend or otherwise modify the terms or provisions of its Organizational Documents in a manner that could reasonably be expected to materially and adversely affect Maker’s ability to satisfy its obligations under this Note.
5.4    The Maker shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.
6.DEFAULTS
6.1    An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    Maker defaults in the payment of (x) principal, Redemption Price or Repurchase Price (if any) on this Note when the same becomes due and payable or (y) interest on this Note within three (3) Business Days after the same becomes due and payable, in each case, whether at maturity, at a date fixed for payment or prepayment, by declaration or otherwise;
(b)    Maker defaults in the performance of any covenant contained in Section 5.1, or Section 5.3 and such other covenant remains uncured for a period of ten (10) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(c)    Maker defaults in the performance of any other covenant or obligation (other than those referred to in clauses (a) and (b) above) contained herein and such other default remains uncured for a period of thirty (30) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(d)    Maker (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or Reorganization, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated or (v) takes corporate or equivalent action for the purpose of any of the foregoing;
(e)     a Governmental Authority enters an order appointing, without consent by Maker, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for Reorganization, or any such petition shall be filed against Maker and such petition shall not be dismissed within 60 days;
(f)    any representation or warranty made by Maker herein shall have failed to be true and correct in all material respects;
(g)    Maker shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Note; or
(h)    a default under any loan, mortgage, indenture, credit agreement or similar instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Maker (or the payment of which is guaranteed by the Maker), other than Indebtedness owed to its Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the date of this Note, which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or (ii) results in the acceleration of such Indebtedness prior to its maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates in excess of $400,000,000.
6.2    Acceleration. If an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof has occurred, this Note shall automatically become immediately due and payable in full. If any Event of Default (other than an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof) has occurred and is continuting, then upon declaration by any Required Noteholder by written notice to the Maker, this Note shall be immediately due and payable. Upon this Note (or portion thereof) becoming due and payable under this Section 6.2, whether automatically or by declaration, the unpaid principal amount of this Note (or portion thereof), plus all accrued and unpaid interest thereon and all other amounts due with resepct thereto (if any) shall all be immediately due and payable without presentment, demand, protest or further notice, all of which are hereby waived. If any Default or Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under this Section 6.2, each Noteholder may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.  No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.
7.TRANSFER AND REPLACEMENT OF NOTE
7,1    Restrictions on Transfer of Note. Maker may not sell, assign, transfer, or otherwise dispose of, in whole or in part (a “Transfer”) this Note or any of its rights, liabilities or obligations hereunder without the prior written consent of the Required Noteholders. Neither the PoA Seller Representative, nor any Noteholder (other than Frédéric Jousset and the OD Noteholders who shall be permitted to mortgage, pledge, hypothecate or encumber his interest in this Note in connection with any Indebtedness) may Transfer, mortgage, pledge, hypothecate or encumber this Note or any interest herein in full or in part, without the prior written consent of the Maker; provided, that consent of the Maker shall not be required for any transfer or assignment by a Noteholder (i) to an Affiliate of any Noteholder or (ii) upon the occurrence and during the continuance of an Event of Default. No transfer or assignment of this Note shall be effective unless and until recorded in the Register. Any purported transfer of this Note or a portion hereof that does not comply with the provisions of this Section 7.1 shall be null and void and of no effect.
7.2    Replacement of Note. Upon receipt by the Maker from any Required Noteholder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Maker shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
7.3    Register. The Maker shall establish and maintain a separate register (the “Register”) setting forth the name and address of each Noteholder, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Noteholder. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder. The Maker shall promptly record any assignment permitted or consented to pursuant to Section 7.1 above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of the Code and the United States Treasury Regulations promulgated thereunder.
8.AMENDMENT AND WAIVER
8.1.Requirements. This Note may be amended, and the observance of this Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Maker and the Required Noteholders, or by the Required Noteholders (in the case of a waiver); provided that no such amendment or waiver shall:
(a) extend the Maturity Date of this Note without the written consent of each Noteholder;
(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest on this Note without the written consent of each Noteholder; or
(c) subordinate the obligations under this Note to any other indebtedness without the written consent of each Noteholder;
(d) change any provision of Section 3.6 or the definition of “Required Noteholders” or any other provision specifying the number of Noteholders required to take any action under this Note without the written consent of each Noteholder.
8.2.Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 8 is binding upon each Noteholder and the Maker without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Maker, on the one hand, and any Required Noteholder or any Noteholder, on the other hand, nor any delay in exercising any rights hereunder or under this Note shall operate as a waiver of any rights of any Required Noteholder or any Noteholder.

9.MISCELLANEOUS
9.1    Notices. The notice provision in Section 10.6 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.
9.2    WAIVER OF JURY TRIAL. MAKER, THE POA SELLER REPRESENTATIVE AND EACH NOTEHOLDER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER OR PURSUANT TO THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER MAKER, THE POA SELLER REPRESENTATIVE OR SUCH NOTEHOLDER INITIATES SUCH ACTION OR PROCEEDING.
9.3    Governing Law; Submission to Jurisdiction. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles that could cause the law of another jurisdiction to apply. The Maker, the PoA Seller Representative and the Noteholders hereby agree that any legal action or proceeding arising out of or relating to this Note or any agreements or transactions contemplated hereby shall be brought exclusively in a state or federal court in New York, New York and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. The Maker, the PoA Seller Representative and the Noteholders hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth or referred to in Section 10.6 of the Purchase Agreement (with notices to the Maker to be sent as if being sent to the Parent or Purchaser pursuant thereto).
9.4    Successors and Assigns. This Note shall bind Maker and its successors and permitted assigns, and the benefits of this Note shall inure to the benefit of the PoA Seller Representative, each Noteholder and their respective successors and permitted assigns.
9.5    Payments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal of, or interest on, this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
9.6    Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Upon any determination that any term or other provision of this Note is invalid, illegal or incapable of being enforced, the Maker and the Required Noteholders shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.
9.7    Waiver of Presentment, etc. The Maker hereby waives presentment for payment, demand, notice of nonpayment, diligence, notice of acceptance, notice of dishonor, demand for payment, protest of any dishonor, notice of protest, and protest of this Note and all other notices of any kind in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that the Maker’s liability shall be unconditional without regard to the liability of any other person or entity and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by all the Noteholders or by the Required Noteholders.
9.8    Cost of Collection; Recovery Claim. (a) The Maker unconditionally and irrevocably agrees to pay upon demand any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel for each Required Noteholder) paid or incurred by the PoA Seller Representative and each other Required Noteholder in collecting any amounts due hereunder, in enforcing the terms of this Note or otherwise incurred by any Noteholder in connection with any Recovery Claim.
(b)    Should a claim (a “Recovery Claim”) be made upon any Noteholder at any time for recovery of any amount received by such Noteholder in payment of any or all of the liabilities and should such amount be rescinded or returned by such Noteholder for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of any Person), or any Noteholder shall otherwise repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Noteholder or any of its property, or (b) any reasonable settlement or compromise of any such Recovery Claim effected by such Noteholder with the claimant (including the Maker), the Maker shall remain liable to such Noteholder for the amount so repaid to the same extent as if such amount had never originally been received by such Noteholder, notwithstanding any termination or cancellation hereof or the return of this instrument to the Maker (and such amounts shall, for the purposes of this Note, be deemed to have continued in existence to the extent of such payment, notwithstanding such application by such Noteholder, and this Note shall continue to be effective or be reinstated, as the case may be, as to such amounts due hereunder).
9.9    No Waiver; Cumulative Remedies. No failure or delay by the PoA Seller Representative or any Noteholder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in related or similar circumstances requiring such notice.
9.10    Setoff. All payments to be made hereunder by the Maker to any Noteholder shall be made without offset, setoff or other deduction of any kind.
9.11    No Third Party Beneficiaries. Nothing in this Note shall be deemed or construed to give any Person, other than the Maker, the PoA Seller Representative and the Noteholders, and their respective permitted successors and assigns, any legal or equitable rights hereunder.
9.12    Withholding Rights. The Maker and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law and shall timely pay the full amount so deducted or withheld to the relevant Taxing Authority in accordance with applicable Law. If a payor determines that an amount is required to be deducted and withheld with respect to any of the Noteholders or any of their Affiliates, then such payor shall use commercially reasonable efforts to provide the Required Noteholders, as applicable, with reasonable notice of the payor’s intent to deduct and withhold, the legal basis therefor, and reasonably cooperate with the Required Noteholders, as applicable, with respect to (a) the application of the “portfolio interest” exemption under sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income Tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the Noteholder in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Note, none of the Maker nor the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note at a rate in excess of any preferential rate prescribed by any applicable income Tax treaty under applicable Law.
9.13    OID Legend. If this Note is issued with “original issue discount” (within the meaning of section 1273 of the Code) for U.S. federal income tax purposes, it shall also bear the following legend:
THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE CORPORATE SECRETARY OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THE NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) ISSUE DATE OF THE NOTE AND (4) YIELD TO MATURITY OF THE NOTE. THE ADDRESS OF THE CORPORATE SECRETARY OF THE ISSUER IS 39899 BALENTINE DR #235, NEWARK, CA 94560.
9.14    ENTIRE AGREEMENT. THIS NOTE, TOGETHER WITH THE PURCHASE AGREEMENT, REPRESENTS THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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    IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer as of the date first written above.

CONCENTRIX CORPORATION, as Maker

By: /s/ Jane Catherine Fogarty
    Name:     Jane Catherine Fogarty
    Title:      Executive Vice President, Legal

PoA Seller Representative, as the representative of the POA Noteholders

By: /s/ Sandrine Asseraf
    By Sandrine Asseraf, duly authorized

SAPIENS S.À R.L., as a Noteholder

By: /s/ Priscilla Maters
    Name:     Priscilla Maters
    Title:      Director

By: /s/ Serge Saussoy
    Name:     Serge Saussoy
    Title:      Director

FINPAR V SRL, as a Noteholder

By: /s/ Priscilla Maters
    Name:     Priscilla Maters
    Title:      Director

By: /s/ Xavier Likin
    Name:     Xavier Likin
    Title:      Director

FINPAR VI SRL, as a Noteholder

By: /s/ Priscilla Maters
    Name:     Priscilla Maters
    Title:      Director

By: /s/ Xavier Likin
    Name:     Xavier Likin
    Title:      Director

OLIVIER DUHA, as a Noteholder

By: /s/ Olivier Duha
    By Olivier Duha, in his individual capacity

MONTANA, as a Noteholder

By: /s/ Olivier Duha
    By Olivier Duha, duly authorized

LIBERTY MANAGEMENT, as a Noteholder

By: /s/ Olivier Duha
    By Olivier Duha, duly authorized

FRÉDÉRIC JOUSSET, as a Noteholder

By: /s/ Frédéric Jousset
    By Frédéric Jousset, in his individual capacity

EXHIBIT A

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below:
“Bankruptcy Code” means the provisions of Title 11 of the United States Code or other applicable bankruptcy, insolvency or similar laws of any jurisdiction.
“Beneficial Ownership” shall have the meaning given to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Change of Control” means (a) any person or group shall acquire Beneficial Ownership, directly or indirectly, of more than 50% of the outstanding voting Equity Interests of the Maker, measured by voting power rather than number of shares and (b) the direct or indirect sale, lease, transfer, conveyance, exclusive license or other disposition (other than by way of a merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Maker on a consolidated basis with its direct and indirect Subsidiaries (including by the sale of Equity Interests of one or more direct or indirect Subsidiaries of the Maker) other than to one or more direct or indirect Subsidiaries of the Maker. For the avoidance of doubt, neither the entry into the Put Option Agreement, the Purchase Agreement any ancillary documents related thereto, nor or the consummation of the transactions contemplated thereby shall constitute, or be deemed to constitute, a Change of Control.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Event of Default” has the meaning set forth in Section 6.1.
“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and at the date of any computation. Notwithstanding any other provision contained herein, all terms of an accounting nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under FASB ASC 825-10-25 (or any other Accounting Standards Codification of the Financial Accounting Standards Board having a similar result or effect) to value any Indebtedness of any Person at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under FASB ASC 470-20 (or any other Accounting Standards Codification of the Financial Accounting Standards Board having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated

principal amount thereof, (iii) without giving effect to the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board to the extent such application results in indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof and (iv) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842 or any similar, successor or substitute accounting standard or codification), to the extent such change would require the recognition of right-of-use assets and lease liabilities that would not have been required to be classified as a capital lease under GAAP as in effect immediately prior to the adoption thereof. If there occurs a change in generally accepted accounting principles in the United States occurring after the date of original issuance of the date of this Note and such change would cause a change in the method of calculation of any term or measure used in this Note (an “Accounting Change”), then the Maker may elect, as evidenced by a written notice of the Maker to the Required Noteholders, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change, in the Maker’s good faith determination, the Maker’s election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the Noteholders in any material respect than the method of calculation of such term or measure as in effect on the date of this Note.
“Governmental Authority” means (a) the government of (i) the United States of America or any State or other political subdivision thereof or (ii) any jurisdiction in which the Maker or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Maker or any of its Subsidiaries; or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or any arbitrator or arbitral body.
“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined.
“Laws” or “Law” has the meaning set forth in the Purchase Agreement.
“Maker” has the meaning set forth in the introductory paragraph of this Note.
“Material Indebtedness” means Indebtedness for borrowed money with an original principal amount of $400,000,000 (or its equivalent in any other currency) or more.
“Maturity Date” has the meaning set forth in the introductory paragraph of this Note.
“Note” has the meaning set forth in Section 1.
“Noteholder” and “Noteholders” have the meaning set forth in the introductory paragraph of this Note.
“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PoA Seller Representative” has the meaning set forth in the Recitals.
“Purchase Agreement” means that certain Share Purchase and Contribution Agreement, dated as of June 12, 2023, by and among the Maker, OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under Laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand

Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B272012 (“Purchaser”), Marnix Lux, a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B236573 (the “Company”), Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B235895, FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143, FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082, Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176, Olivier Duha, Frédéric Jousset and the other shareholders of the Company identified therein and the PoA Seller Representative.
“Reorganization” means any voluntary or involuntary dissolution, winding-up, liquidation, reorganization by judicial proceedings, bankruptcy, insolvency, receivership or other statutory or common law proceedings, including, without limitation, any proceeding under the Bankruptcy Code or any similar law of any other jurisdiction, involving the Maker or any of its properties or the readjustment of the respective liabilities of the Maker or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of the Maker.
“Register” has the meaning set forth in Section 7.3.
“Redemption Price” has the meaning set forth in Section 3.4.
“Repurchase Price” has the meaning set forth in Section 3.5.
“Required Noteholders” means the GBL Noteholders, the OD Noteholders, Frédéric Jousset and the PoA Seller Representative.
“Subsidiary” has the meaning set forth in the Purchase Agreement.
“Voidable Transfer” has the meaning set forth in Section 9.8.

SCHEDULE I

NOTEHOLDERS

Noteholder	Principal Amount of Note
Sapiens S.à r.l.	€ 488,924,823.04
FINPAR V SRL	€ 2,021,374.63
FINPAR VI SRL	€ 2,170,780.19
Olivier Duha	€ 55,459,744.89
Liberty Management SRL	€ 1,697,561.05
Montana SSI	€ 15,169,438.17
Frédéric Jousset	€ 134,556,278.03